Exhibit 99.d(2)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Investment Management Agreement (“Amendment”) of the respective Credit Suisse Open-End Funds set forth on Schedule A hereto (the “Credit Suisse Funds”) as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time (for each Credit Suisse Fund individually and collectively, the “Agreement”) is entered into, effective as of May 25, 2021, by and between Credit Suisse Asset Management, LLC, a Delaware limited liability company (the “Investment Manager”) and the Credit Suisse Funds set forth on Schedule A hereto (each, a “Fund”, and collectively, the “Funds”).

WHEREAS, pursuant to the Agreement, the Investment Manager serves as the investment manager to each of the Funds and may provide additional services to the Funds; and

WHEREAS, as a result of changes in laws relevant to the processing of personal information, the Investment Manager of each of the Funds desires to amend the Agreement to include the provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereby agree as follows:

1.             Definitions. Any defined term used herein as reference to one or more of the parties to the Agreement that does not correspond to the defined term used to reference such party in such Agreement, shall be deemed to be a reference to such party as defined in the Agreement for all purposes hereunder and thereunder and may be conformed in any amended or restated agreement without need for further amendment.

2.             Amendments.

2.1             The parties acknowledge and agree that any section references or descriptions herein are applicable generally to the Agreement that has been entered into between the Investment Manager and the Funds in a common form, and further agree in the event that the section references or descriptions herein are incorrect or inapplicable with respect to the Agreement, it is the intent of the parties to such Agreement that the section references or descriptions included in this Amendment not be controlling, and that the amended or added provisions set forth in this Amendment be incorporated into such Agreement to the maximum extent possible, consistent with the terms hereof, and that the amended or added provisions herein revise or override any conflicting provisions of such Agreement (except as expressly set forth herein, including above with respect to party names). In the event of any conflict between the terms of this Amendment and terms of the Agreement that are not addressed in this Amendment, it is the intent of the parties that the terms of this Amendment shall be controlling.

2.2             The following section shall be added to the Agreement:

Personal Information. The parties hereto acknowledge and agree that the Investment Manager may receive from the Funds or the Funds’ distributor “personal information,” in the context of providing services pursuant to the Agreement (“Personal Information”), as such term is defined under applicable data privacy laws or regulations (“Applicable Data Privacy Law”). The Funds acknowledge that, to the extent they have obtained Personal Information, they have obtained all such Personal Information in accordance with Applicable Data Privacy Law, and the transfer of such Personal Data to the Investment Manager, for the intended purposes, is permissible under Applicable Data Privacy Law. The Investment Manager agrees to only use such Personal Information for the purpose of performing the services for the Funds hereunder. The parties agree to negotiate in good faith any separate agreements required to enable the parties to comply with Applicable Data Privacy Law where necessary. Each party to this Amendment agrees that it will not “sell” (as such term is defined under Applicable Data Privacy Law) any Personal Information. The parties shall undertake administrative, technical, physical and organizational measures designed to protect against unauthorized, accidental or unlawful processing, loss, theft, interception, destruction, access, use, disclosure or similar risks to the Personal Information. The parties shall ensure that any Personal Information provided to any subsidiary of the respective parties shall comply with the terms set forth herein and understand that each respective party shall be responsible for any breach by any subsidiary of such respective party.

3.             No Other Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect except as expressly modified by the foregoing. This Amendment shall be construed as a separate amendment by each Fund to the Agreement and shall be construed together with such Agreement as a single agreement, but, for the avoidance of doubt, the execution of this Amendment in common form shall apply to each Fund individually. On an after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

4.             Governing Law. Notwithstanding the place where this Amendment may be executed by any of the parties hereto, the parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its principles of conflicts of law.

5.             Amendments and Waivers. No provision of this Amendment may be amended, modified, waived or discharged with respect to any Agreement except as mutually agreed to in writing by the parties to such Agreement.

6.             Headings. The headings contained in this Amendment is intended solely for convenience and shall not affect the meaning or construction of any provision of this Agreement or the rights of the parties to this Amendment.

7.             Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties executed this Amendment, which shall be effective as of the date set forth above.

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/John Popp
Name: John Popp
Title: Managing Director

Credit Suisse Commodity Strategy Funds

By:	/s/Karen Regan
Name: Karen Regan
Title: Vice President and Secretary

Credit Suisse Opportunity Funds

By:	/s/Karen Regan
Name: Karen Regan
Title: Vice President and Secretary

Credit Suisse Trust

By:	/s/Karen Regan
Name: Karen Regan
Title: Vice President and Secretary

SCHEDULE A

FUNDS AND AGREEMENTS.

Column 1 : Funds	Column 2 : Agreements
Name(s) of Fund(s) that are parties to the corresponding Agreement	Description of Agreement, including, Name of Agreement, parties to Agreement, date of Agreement, and of each amendment thereto
Credit Suisse Commodity Strategy Funds - Credit Suisse Commodity Return Strategy Fund Credit Suisse Gold and Income Strategy Fund	Amended and Restated Investment Management Agreement dated November 15, 2016

Credit Suisse Opportunity Funds –

Credit Suisse Floating Rate High Income Fund

Credit Suisse Strategic Income Fund

Credit Suisse Managed Futures Strategy Fund

Credit Suisse Multialternative Strategy Fund

Amended and Restated Investment Management Agreement dated November 15, 2016
Credit Suisse Trust – Commodity Return Strategy Portfolio	Amended and Restated Investment Management Agreement dated November 15, 2016